AMENDMENT

to

Transfer Agency and Service Agreement

between

RS Investment Trust, on behalf of Each of the Entities

Listed on Schedule A, separately and not jointly (the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent’’)

This Amendment is made as of this 6th day of February 2015 between the Funds and the Transfer Agent. The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated March 5, 2008 (the “Agreement”) under which the Transfer Agent performs certain services for the Funds. In accordance with Section 17.1 (Amendment), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

1.	Section 1. (Terms of Appointment and Duties). Section 1 of the Agreement is hereby amended by replacing Section 1.3 with the following:

“1.3	In addition to, and neither in lieu nor in contravention of, the services set forth in Section 1.2, the Transfer Agent shall:

(a) perform the customary services of a transfer agent, dividend disbursing agent, service agent of certain retirement plans, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder lists for meetings, arranging for mailing of Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts and of activity statements for Shareholders, and providing Shareholder account information; and

(b) in connection with the Fund’s obligations to comply with FATCA (as defined below), the Transfer Agent shall maintain in the Fund’s records, valid documentation sufficient to establish the Chapter 4 Status (as defined under

FATCA) of each shareholder registered on the books of the Fund, including an fully-executed United States Internal Revenue Service (“IRS”) Form W-8 or W-9, as applicable, and any attachments thereto. The Transfer Agent shall notify the Fund upon learning that the Chapter 4 Status previously provided to the Fund or the Transfer Agent by a shareholder has changed or become incorrect or invalid , including, without limitation, as a result of any changes in circumstances (as defined under FATCA). The Transfer Agent shall take such further actions as required by applicable FATCA regulations as a withholding agent of the Fund or as agreed upon with the Fund in writing from time to time. FATCA means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder.”

2. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

RS INVESTMENT TRUST, on behalf of each of the entities listed on Schedule A to the Agreement, separately and not jointly		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ MATTHEW H. SCANLAN	By:	/s/ TRACY W. SHELBY
Name: Matthew H. Scanlan		Name: Tracy W. Shelby
Title: President		Title: Managing Director, U.S. Mutual Fund Transfer Agency Services